EXHIBIT 99.1
                                                                    ------------

    GREYSTONE LOGISTICS REPORTS UNAUDITED RESULTS FOR FISCAL YEAR ENDING 2006


Tulsa, OK - July 20, 2006 - Warren F. Kruger, Vice Chairman of Greystone Logistics, Inc. (OTCBB: GLGI), announced today unaudited results for fiscal year ending May 31, 2006. Sales increased to $15,949,400 for the fiscal year ending May 31, 2006 compared to $9,305,500 for fiscal year 2005 for an increase of $6,643,900, or 71%. The increase is primarily attributable to sales from the addition of one production line in fiscal year 2006.

Greystone also announced a net loss to common shareholders for the year ended May 31, 2006 of ($2,758,500), or ($0.11) per share. Greystone's EBITDA (earnings
(loss) before interest (including preferred dividends), taxes, depreciation (including impairments and amortization)) for the year ended May 31, 2006 is ($429,600) versus ($2,713,200) for the same period last year. The fourth quarter resulted in a positive EBITDA of $218,500.

"We have established our physical capacities in production and in our plastic grinding operation to meet expected demand and have continued to bring operating costs inline with company established goals," said Warren Kruger, Vice Chairman of Greystone. Mr. Kruger continued, "We expect the recent delivery of our Grocery Manufacturer's Association standard size 48 inch x 40 inch rackable pallet mold to contribute substantially to sales volume in the next year. The addition expands the Company's product line to meet new inquiries for our unique line of recycled plastic pallets, including significant requests for pallets by cost conscious and environmentally sensitive corporations. "

NON-GAAP FINANCIAL MEASURE
This release contains disclosure of EBITDA, which is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of EBITDA to net income (loss) available to common shareholders before income taxes, the most directly comparable GAAP financial measure, as well as additional information concerning EBITDA, are included at the end of this release.

This press release includes certain statements that may be deemed "forward-looking statements" within the meaning of the federal securities laws. All statements, other than statements of historical facts that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including the potential sales of pallets or other possible business developments, are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, including the ability of the company to continue as a going concern. Actual results may vary materially from the forward-looking statements. For a list of certain material risks relating to Greystone and its products, see Greystone's Form 10-KSB for the period ended May 31, 2004, which was filed on August 31, 2004.

                            GREYSTONE LOGISTICS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                     YEAR ENDED MAY 31,
                                               ------------------------------
                                                   2006              2005
                                               ------------      ------------

Sales                                          $ 15,949,400      $  9,305,500

Gross Profit (Loss)                                 944,700          (267,500)

Operating Profit (Loss)                          (1,195,900)       (9,791,600)

Net Loss                                         (2,210,100)      (10,421,800)

Preferred dividends                                (548,400)         (404,600)

Net Loss to Common Shareholders                  (2,758,500)      (10,826,400)

Per Share of Common Stock                             (0.11)            (0.60)

Average Shares of Common Outstanding             24,061,201        17,950,000

                      SUPPLEMENTAL STATISTICAL INFORMATION

Net Loss to Common Shareholders                $ (2,758,500)     $(10,826,400)
Add Back:
   Interest expense, including preferred
      dividends                                   1,562,200         1,096,900
   Provision for income taxes                            --                --
   Depreciation and amortization,
       Including impairments                        766,700         7,016,300
                                               ------------      ------------

EBITDA (A)                                     $   (429,600)     $ (2,713,200)


                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                 THREE MONTHS ENDED MAY 31,
                                               ------------------------------
                                                   2006              2005
                                               ------------      ------------

Sales                                          $  4,711,700      $  2,717,200

Gross Profit (Loss)                                 484,800          (303,000)

Operating Profit (Loss)                              78,100        (7,885,900)

Net Loss                                           (244,500)       (7,994,300)

Preferred dividends                                (138,800)         (113,700)

Net Loss to Common Shareholders                    (383,300)       (8,108,000)

Per Share of Common Stock                             (0.02)            (0.34)

Average Shares of Common Outstanding             24,061,201        23,949,400

                      SUPPLEMENTAL STATISTICAL INFORMATION

Net Loss to Common Shareholders                $   (383,300)     $ (8,108,000)
Add Back:
   Interest expense, including preferred
      dividends                                     379,900           266,600
   Provision for income taxes                            --                --
   Depreciation and amortization,
       Including impairments                        221,900         6,668,600
                                               ------------      ------------

EBITDA (A)                                     $    218,500      $ (1,172,800)

     (A) EBITDA represents income (loss) before income taxes plus interest, depreciation and amortization. The Company has included preferred dividends with interest expense. The EBITDA presented above while considered the most common definition used by investors and financial analysts, may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDA, while providing useful information, should not be considered in isolation or as an alternative to other financial measures determined under GAAP.


CONTACT:    Warren F. Kruger, Vice Chairman
            Corporate Office
            1613 East 15th Street
            Tulsa, Oklahoma  74120
            (918) 583-7441
            (918) 583-7442
            www.greystonelogistics-glgi.com
            -------------------------------